FIFTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("Fifth Amendment") is made and entered into as of the 6th day of December, 2005, by and among WMCK VENTURE CORP., a Delaware corporation, CENTURY CASINOS CRIPPLE CREEK, INC., a Colorado corporation and WMCK ACQUISITION CORP., a Delaware corporation (collectively the "Borrowers"), CENTURY CASINOS, INC., a Delaware corporation (the "Guarantor") and WELLS FARGO BANK, National Association, as Lender and L/C Issuer and as the administrative and collateral agent for the Lenders and L/C Issuer (herein in such capacity called the "Agent Bank" and, together with the Lenders and L/C Issuer, collectively referred to as the "Banks").

R_E_C_I_T_A_L_S:

WHEREAS:

A.  Borrowers, Guarantor and Banks entered into an Amended and Restated Credit Agreement dated as of April 21, 2000, as amended by First Amendment to Amended and Restated Credit Agreement dated as of August 22, 2001, by Second Amendment to Amended and Restated Credit Agreement dated as of August 28, 2002, by Third Amendment to Amended and Restated Credit Agreement dated as of October 27, 2004 and by Fourth Amendment to Amended and Restated Credit Agreement dated as of September 23, 2005 (collectively, the "Existing Credit Agreement").

B.  For the purpose of this Fifth Amendment, all capitalized words and terms not otherwise defined herein shall have the respective meanings and be construed herein as provided in Section 1.01 of the Existing Credit Agreement and any reference to a provision of the Existing Credit Agreement shall be deemed to incorporate that provision as a part hereof, in the same manner and with the same effect as if the same were fully set forth herein.

C.  Guarantor desires to make an additional capital contribution to the Borrower Consolidation to enable the Borrower Consolidation to reduce the Funded Outstanding under the Credit Facility. Borrowers and Guarantor have requested that in the event such additional capital contribution is made, that the Borrower Consolidation be permitted to make a Distribution or Distributions up to the aggregate amount of such capital contribution without the requirement of deducting such Distributions from EBITDA in the numerator of each of the Interest Coverage Ratio and TFCC Ratio.

D. Lender is willing to amend the Existing Credit Agreement for the purposes described hereinabove, subject to the terms and conditions which are hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree to the amendments and modifications to the Existing Credit Agreement in each instance effective as of the Fifth Amendment Effective Date, as specifically hereinafter provided as follows:

1.  Definitions. Section 1.01 of the Existing Credit Agreement entitled "Definitions" shall be and is hereby amended to include the following definitions. Those terms which are currently defined by Section 1.01 of the Existing Credit Agreement and which are also defined below shall be superseded and restated by the applicable definition set forth below:

"Compliance Certificate" shall mean a compliance certificate as described in Section 5.08, the form of which is more particularly described on "Exhibit F", affixed to the Fifth Amendment and by this reference incorporated herein and made a part hereof, which revised Exhibit F shall fully supersede and restate Exhibit F attached to the Existing Credit Agreement.

"Credit Agreement" shall mean the Existing Credit Agreement as amended by the Fifth Amendment, together with all Schedules, Exhibits and other attachments thereto, as it may be further amended, modified, extended, renewed or restated from time to time.

"Designated CCI Capital Contribution" shall mean reference to the capital contribution actually made by CCI to the Borrower Consolidation in cash within thirty (30) days of the Fifth Amendment Effective Date, up to the amount of the Funded Outstandings under the Credit Facility as of the date of such capital contribution.

"Designated CCI Distribution Carve-Outs" shall mean reference to Distributions made by the Borrower Consolidation to CCI which have been specifically identified by written notice from Borrowers to Lender as "Designated CCI Distribution Carve-Outs", which may be made and designated by Borrowers from time to time so long as:

a. the cumulative aggregate amount of all Designated CCI Distribution Carve-Outs does not exceed the amount of the Designated CCI Capital Contribution; and

b. each written notice identifying a Designated CCI Distribution Carve-Out shall set forth (i) the amount of such Distribution and (ii) the date upon which such Distribution is to be distributed or otherwise disbursed to CCI.

"Existing Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the Fifth Amendment.

"Fifth Amendment" shall mean the Fifth Amendment to Amended and Restated Credit Agreement.

"Fifth Amendment Effective Date" shall mean December 8, 2005, subject to the occurrence of each of the conditions precedent set forth in Paragraph 3 of the Fifth Amendment.

"Interest Expense Coverage Ratio" shall be defined as follows:

EBITDA, minus Distributions (exclusive of the Designated Distribution Carve-Outs and the Designated CCI Distribution Carve-Outs), minus Non-Financed Capital Expenditures incurred during the period under review

Divided by (÷)

Interest Expense paid with respect to the Fiscal Quarter under review and the most recently ended three immediately preceding Fiscal Quarters on a four fiscal quarter basis on all Indebtedness (accrued and capitalized).

"TFCC Ratio" shall be defined as follows:

EBITDA, minus Distributions (exclusive of Designated Distribution Carve-Outs and the Designated CCI Distribution Carve-Outs), minus Non-Financed Capital Expenditures incurred during the period under review

Divided by (÷)

Interest Expense actually paid (excluding Subordinated Debt), plus current portion of Scheduled Reductions actually paid where required during the preceding four quarters to bring the Aggregate Outstandings down to the required Maximum Scheduled Balance and Capitalized Lease Liabilities required during the preceding four quarters, plus actual Interest Expense and principal paid (without duplication) on Subordinated Debt.

2.  Restatement of Covenant Restricting Distributions. As of the Fifth Amendment Effective Date, Section 6.10 of the Existing Credit Agreement entitled "Restriction on Distributions" shall be restated in its entirety as follows:

"Section 6.10. Restriction on Distributions.

a. The Borrower Consolidation shall not make any Distributions during any period in which a Default or Event of Default has occurred and remains continuing; and

b. In no event shall the aggregate amount of Distributions (exclusive of the Designated CCI Distribution Carve-Outs) for the Fiscal Quarters ending September 30, 2005; December 31, 2005; March 31, 2006; and June 30, 2006 exceed the cumulative maximum amount of One Million Nine Hundred Thousand Dollars ($1,900,000.00); and

c. Except as provided in (b) above, in no event shall the aggregate amount of Distributions (exclusive of the Designated CCI Distribution Carve-Outs) during any Fiscal Year exceed the cumulative maximum amount of One Million Six Hundred Thousand Dollars ($1,600,000.00).

3.  Conditions Precedent to Fifth Amendment Effective Date. The occurrence of the Fifth Amendment Effective Date is subject to Agent Bank having received the following documents and payments, in each case in a form and substance reasonably satisfactory to Agent Bank, and the occurrence of each other condition precedent set forth below on or before December 8, 2005:

a.  Due execution by Borrowers, Guarantor and Banks of four (4) duplicate originals of this Fifth Amendment;

b.  Corporate resolutions or other evidence of requisite authority of Borrowers and Guarantor, as applicable, to execute the Fifth Amendment;

c.  Reimbursement to Agent Bank by Borrowers for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Fifth Amendment, including, but not limited to, reasonable attorneys' fees of Henderson & Morgan, LLC and all other like expenses remaining unpaid as of the Fifth Amendment Effective Date; and
d.  Such other documents, instruments or conditions as may be reasonably required by Lenders.

4.  Representations of Borrowers. Borrowers hereby represent to the Banks that:

a.  The representations and warranties contained in Article IV of the Existing Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the Fifth Amendment Effective Date in all material respects as though such representations and warranties had been made on and as of the Fifth Amendment Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Agent Bank;

b.  Since the date of the most recent financial statements referred to in Section 5.08 of the Existing Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect has occurred;

c.  No event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement; and

d.  The execution, delivery and performance of this Fifth Amendment has been duly authorized by all necessary action of Borrowers and Guarantor and this Fifth Amendment constitutes a valid, binding and enforceable obligation of Borrowers and Guarantor.

5.  Consent to Fifth Amendment and Affirmation and Ratification of Guaranty. Guarantor joins in the execution of this Fifth Amendment for the purpose of evidencing its consent to the terms, covenants, provisions and conditions herein contained and contained in the Existing Credit Agreement. Guarantor further joins in the execution of this Fifth Amendment for the purpose of ratifying and affirming its obligations under the Continuing Guaranty for the guaranty of the full and prompt payment and performance of all Indebtedness and Obligations under the Credit Facility, as modified and amended under this Fifth Amendment.

6.  Incorporation by Reference. This Fifth Amendment shall be and is hereby incorporated in and forms a part of the Existing Credit Agreement.

7.  Governing Law. This Fifth Amendment to Credit Agreement shall be governed by the internal laws of the State of Nevada without reference to conflicts of laws principles.

8.  Counterparts. This Fifth Amendment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument. All such counterparts shall together constitute one and the same document.

9.  Continuance of Terms and Provisions. All of the terms and provisions of the Existing Credit Agreement shall remain unchanged except as specifically modified herein.

10.  Replacement/Additional Exhibits Attached. The following replacement Exhibit is attached hereto and incorporated herein and made a part of the Credit Agreement as follows:

Exhibit F - Compliance Certificate

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

BORROWERS: WMCK VENTURE CORP., a Delaware corporation By /s/ Larry Hannappel Larry Hannappel, President
CENTURY CASINOS CRIPPLE CREEK, INC., a Colorado corporation By /s/ Larry Hannappel Larry Hannappel, President

WMCK ACQUISITION CORP., a Delaware corporation By /s/ Larry Hannappel Larry Hannappel, President
GUARANTOR: CENTURY CASINOS, INC., a Delaware corporation By /s/ Larry Hannappel Larry Hannappel, Senior Vice President
BANKS: WELLS FARGO BANK, National Association, Agent Bank, Lender and L/C Issuer By /s/ Ryan Edde Ryan Edde, Vice President

COMPLIANCE CERTIFICATE
(Revised -Fifth Amendment - Form)

TO:  WELLS FARGO BANK, National Association,
as Agent Bank

Reference is made to that certain Amended and Restated Credit Agreement, dated as of April 21, 2000, as amended by First Amendment to Amended and Restated Credit Agreement dated as of August 22, 2001, by Second Amendment to Amended and Restated Credit Agreement dated as of August 28, 2002, by Third Amendment to Amended and Restated Credit Agreement dated as of October 27, 2004, by Fourth Amendment to Amended and Restated Credit Agreement dated as of September 23, 2005 and by Fifth Amendment to Amended and Restated Credit Agreement dated as of December 6, 2005 (as may be further amended, supplemented or otherwise modified from time to time, collectively the "Credit Agreement"), by and among WMCK VENTURE CORP., a Delaware corporation, CENTURY CASINOS CRIPPLE CREEK, INC., a Colorado corporation and WMCK ACQUISITION CORP., a Delaware corporation (collectively the "Borrowers"), CENTURY CASINOS, INC., a Delaware corporation (the "Guarantor"), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a "Lender" and collectively as the "Lenders"), the L/C Issuer therein named and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders and L/C Issuer (herein, in such capacity, called the "Agent Bank" and, together with the Lenders, collectively referred to as the "Banks"). Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate ("Certificate") shall have the meanings defined and described in the Credit Agreement. This Certificate is delivered in accordance with Section 5.08(f) of the Credit Agreement.

The period under review is the Fiscal Quarter ended [Insert Date] together with, unless otherwise indicated, the three (3) immediately preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

EXHIBIT F
TO
FIFTH AMENDMENT

I.

COMPLIANCE WITH AFFIRMATIVE COVENANTS

A. FF&E (Section 5.01): Amount of Capital Proceeds from FF&E sold or disposed which exceeds One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate during the term of the Credit Facility, in each instance which are not replaced by FF&E of equivalent value and utility.
$______________
B. Compliance with Payment Subordination Agreement (Section 5.03): Report the amount of any payments made on the Subordinated Debt:
Interest	$______________
Principal	$______________
C. Liens Filed (Section 5.04): Report any liens filed against the Real Property and the amount claimed in such liens. Describe actions being taken with respect thereto.	_______________
D. Acquisition of Additional Property (Section 5.06(b)):

a. Other than the Real Property presently encumbered by the Security Documentation, attach a legal description and describe the use of any other real property or rights to the use of real property which is used in any material manner in connection with the Casino Facilities. Attach evidence that such real property or rights to the use of such real property has been added as Collateral under the Security Documentation.
______________
b. Has the T-Shirt Shop been acquired by any Borrower or the Guarantor?	(yes/no)

E. Permitted Encumbrances (Section 5.11): Describe any mortgage, deed of trust, pledge, lien, security interest, encumbrance, attachment, levy, distraint or other judicial process or burden affecting the Collateral other than the Permitted Encumbrances. Describe any matters being contested in the manner described in Sections 5.04 and 5.10 of the Credit Agreement.
______________
F. Suits or Actions (Section 5.16): Describe on a separate sheet any matters requiring advice to Agent Bank under Section 5.16.	______________
G. Tradenames, Trademarks and Servicemarks (Section 5.19): Describe on a separate sheet any matters requiring advice to Agent Bank under Section 5.19.	______________

H. Notice of Hazardous Materials (Section 5.20): State whether or not to your knowledge there are any matters of which Banks should be advised under Section 5.20. If so, attach a detailed summary of such matter(s).

______________
I. Golden Horseshoe Lease (Section 5.23):

a. Describe all defaults, if any, which occurred during the period under review under the Golden Horseshoe Lease. Describe any modifications or amendments to the Golden Horseshoe Lease. State whether or not such modifications or amendments have been consented to by Agent Bank as required under Section 5.23 of the Credit Agreement.

_____________
b. Have the Borrowers given Teller Realty Inc. written notice of intent to exercise the purchase option?	yes/no

If so, attach a copy of such written notice.
Required: On or before June 30, 2003.
c. Have Borrowers purchased the Golden Horseshoe Property?	yes/no
d. Have Borrowers extended the term of the Golden Horseshoe Lease to at least June 30, 2010?	yes/no
Requirement: b, c or d must occur on or before June 30, 2003.
J. Compliance with Management Agreement (Section 5.27):
a. Has a Management Agreement been executed in compliance with the requirements of Section 5.27?	yes/no
If so:
b. Describe all defaults, if any, which occurred during the period under review under the Management Agreement.
c. Describe any modifications or amendments to the Management Agreement.
d. State whether or not such modifications or amendments have been consented to by Agent Bank as required under Section 5.27 of the Credit Agreement.
e. Have any Management Fees been paid?	yes/no
f. Has the Borrower Consolidation realized a Leverage Ratio less than 2.00 to 1.00 as of the end of a Fiscal Quarter occurring prior to such payment?	yes/no

II.

FINANCIAL COVENANTS

A. Leverage Ratio (Section 6.01):
Funded Debt. To be calculated with reference to the Borrower Consolidation as of the last day of the Fiscal Quarter set forth above:
a. Daily average of the Aggregate Funded Outstanding on the Credit Facility during the last month of the Fiscal Quarter under review	$_____________
b. Plus the daily average during the last month of the Fiscal Quarter under review, of both the long-term and the current portions (without duplication) of all other interest bearing Indebtedness	+ $_____________
c. Plus the daily average during the last month of the Fiscal Quarter under review, of both the long-term and current portion (without duplication) of all Capitalized Lease Liabilities	+ $_____________
d. Plus the amount of all other Contingent Liabilities as of the last day of such period	+ $_____________
e. Less the amount of all Subordinated Debt as of the last day of such period to the extent included in (b) above	- $_____________
f. TOTAL FUNDED DEBT (a + b + c + d + e)	$_____________
Divided (÷) by:	÷

EBITDA
To be calculated with reference to the Borrower Consolidation on a cumulative basis with respect to the Fiscal Quarter under review and the most recently ended three (3) immediately preceding Fiscal Quarters on a four (4) Fiscal Quarter basis

g. Net income	$_____________
h. Plus Interest Expense (expensed and capitalized) to the extent deducted in the determination of Net Income	+ $_____________
i. Plus the aggregate amount of Federal and state taxes on or measured by income (whether or not payable during the period under review) to the extent deducted in the determination of Net Income	+ $_____________

j. Plus depreciation, amortization and all other non-cash expenses to the extent deducted in the determination of Net Income	+ $_____________

k. Less all cash and non-cash income (including, but not limited to, interest income), transfers, loans and advances from CCI or any of its Subsidiaries that are not members of the Borrower Consolidation to the extent included in the determination of Net Income.
- $_____________
l. Less all other non-cash income from any source not specified in (k) above to the extent included in the determination of Net Income.	- $____________

m. TOTAL EBITDA (g + h + i + j - k - l)		$_____________
Leverage Ratio (f ÷ m)		:1
Maximum Permitted Leverage Ratio:
Fiscal Quarter End	Maximum Permitted Leverage Ratio
As of the Fiscal Quarter ending September 30, 2005	3.00 to 1.00
As of the Fiscal Quarters ending December 31, 2005 and March 31, 2006	2.75 to 1.00
As of the Fiscal Quarters ending June 30, 2006 and September 30, 2006	2.50 to 1.00
As of the Fiscal Quarters ending December 31, 2006 and March 31, 2007	2.25 to 1.00
As of the Fiscal Quarter ending June 30, 2007 and as of each Fiscal Quarter end thereafter occurring until Credit Facility Termination	2.00 to 1.00

B. Interest Expense Coverage Ratio (Section 6.02): The following line items and Interest Expense Coverage Ratio to be calculated with respect to the Borrower Consolidation with respect to the Fiscal Quarter under review and the most recently ended three (3) preceding Fiscal Quarters on a four (4) Fiscal Quarter basis unless otherwise noted:

ADJUSTED EBITDA
a. EBITDA (enter IIA (m) above)	$_____________

    b. Less the aggregate amount of Distributions (exclusive of the Designated Distribution Carve-Outs made and funded prior to April 1, 2005, and the Designated CCI Distribution Carve-Outs, in each case which occurred during the four Fiscal Quarter period under review)

- $_____________
c. Less the aggregate amount of Non- Financed Capital Expenditures	- $_____________
d. Adjusted EBITDA (a - b - c)	$_____________
Divided by ÷
e. Interest Expense paid on all Indebtedness (accrued and capitalized)	$_____________
INTEREST EXPENSE COVERAGE RATIO (d ÷ e)	:1
Minimum required no less than 2.00 to 1.00

    C. TFCC Ratio (Section 6.03): To be calculated with respect to the Borrower Consolidation on a cumulative basis with respect to each Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis, unless otherwise noted:

ADJUSTED EBITDA
a. EBITDA (enter IIA (m) above)	$____________

b. Less the aggregate amount of Distributions (exclusive of the Designated Distribution Carve-Outs made and funded prior to April 1, 2005 and the Designated CCI Distribution Carve-Outs, in each case which occurred during the four Fiscal Quarter period under review)

- $____________
c. Less the aggregate amount of Non- Financed Capital Expenditures	- $____________
d. Adjusted EBITDA (a - b - c)	$____________
Divided by ÷	÷
e. Interest Expense actually paid (excluding Subordinated Debt)	$____________
f. Plus current portion of Scheduled Reductions actually paid where required during the period under review to bring the Aggregate Outstandings down to the required Maximum Scheduled Balance	+ $____________
g. Plus Capitalized Lease Liabilities required to be paid during the period under review	+ $____________
h. Plus actual Interest Expense and principal paid (without duplication) on Subordinated Debt	+ $____________
i. TOTAL DENOMINATOR (e + f + g + h + i)	$____________
TFCC Ratio (d ÷ i)	:1
Minimum TFCC Ratio shall be no less than	1.10 to 1.00

Set forth aggregate amount of Financed Capital Expenditures made during the four (4) Fiscal Quarter period under review	$____________

D. No Transfer of Ownership (Section 6.04): On a separate sheet describe in detail any transfers or hypothecations of Guarantor ownership interest in WMCKVC or WMCKVC ownership interests in CCCC or WMCKAC not permitted under Section 6.04

____________
E. Total Indebtedness (Section 6.05) With respect to the Borrower Consolidation:
a. Set forth the aggregate amount of outstanding Secured Interest Rate Hedges	$_____________
Maximum Permitted	$18,000,000.00
b. Set forth the aggregate amount of secured purchase money Indebtedness and Capital Lease Liabilities	$_____________
Maximum Permitted	$ 250,000.00
c. Set forth aggregate amount of Indebtedness to Guarantor or any Subsidiary or Affiliate of Guarantor which is not a member of the Borrower Consolidation	$_____________
Maximum Permitted	$ 500,000.00
d. Set forth the cumulative aggregate of all Subordinated Debt	$_____________
Did Agent Bank give prior written consent to the incurrence of all Subordinated Debt set forth above	yes/no

Does the interest rate accrued under the terms of any Subordinated Debt exceed six percent (6%) per annum?	yes/no

F. Capital Expenditures (Section 6.06): Set forth for the Fiscal Year period in which the Fiscal Quarter under review occurs, the cumulative aggregate amount of Capital Expenditures made to the Casino Facilities as of the end of the Fiscal Quarter under review, as follows:

a. Aggregate amount of Non-Financed Capital Expenditures	$_____________
b. Aggregate amount of Financed Capital Expenditures	$_____________
c. Total Capital Expenditures (a + b)	$_____________
Minimum Total Capital Expenditures Required: $250,000.00
Maximum Non-Financed Capital Expenditures Permitted: $500,000.00
G. Other Liens (Section 6.07): On a separate sheet describe in detail any and all liens, encumbrances and/or negative pledges not permitted under Section 6.07	______________
H. No Merger (Section 6.08): On a separate sheet describe any and all mergers, consolidations and/or asset sales not permitted under Section 6.08	______________
I. Restriction on Investments (Section 6.09): Describe any Investments made which are not permitted under Section 6.09	______________
J. Restrictions on Distributions (Section 6.10):

a. Set forth the amount and date of receipt of the Designated CCI Capital Contribution.	$_____________
b. Set forth the amount(s) of and describe on a separate sheet, all Distributions (other than the Designated CCI Distribution Carve-Outs) made during the fiscal period under review.	$_____________
c. Set forth the dates paid and amount of each Designated CCI Distribution Carve-Out made through the end of the Fiscal Quarter under review.	$______________
Requirements:
(i) for the four consecutive Fiscal Quarter period ending June 30, 2006, aggregate Distributions (other than the Designated CCI Distribution Carve-Out) may not exceed $1,900,000.00.
(ii) except as provided in (i) above, may not exceed $1,600,000.00 in the aggregate during any Fiscal Year (other than the Designated CCI Distribution Carve-Out).
(iii) the aggregate of the Designated CCI Distribution Carve-Outs may not exceed the Designated CCI Capital Contribution.
K. Contingent Liabilities (Section 6.11): Describe any Contingent Liabilities incurred by Borrowers which are not permitted by Section 6.11	_____________
L. ERISA (Section 6.12): Describe on a separate sheet any matters requiring advice to Banks under Section 6.12.	_____________

M. Margin Regulations (Section 6.13): Set forth the amount(s) of and describe on a separate sheet of paper any proceeds of a Borrowing used by any Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

$_____________

N. No Subsidiaries (Section 6.14): On a separate sheet, describe any Subsidiaries created by any Borrower subsequent to the Closing Date. State whether or not the creation of such Subsidiaries has been consented to by the Agent Bank as required under Section 6.14 of the Credit Agreement.

yes/no
O. Transactions with Affiliates (Section 6.15): Describe on a separate sheet any matters requiring advice to Banks under Section 6.15.	_____________

III.

NONUSAGE FEE CALCULATION

(Section 2.09b): to be calculated with respect to each Fiscal Quarter under review following the first annual anniversary of the Closing Date:
a. As of the end of such Fiscal Quarter, the daily average during such Fiscal Quarter of the Maximum Permitted Balance (without regard to any Availability Limit)	$_____________
b. Less daily average during such Fiscal Quarter of the Funded Outstandings	- $____________
c. Amount of Nonusage (a minus b)	$_____________
d. Nonusage Percentage based on Leverage Ratio See Table Two in definition of Applicable Margin.	_____________

e. Gross Nonusage Fee (c times d)	$_____________
f. Number of days in Fiscal Quarter under review	_____________
g. Nonusage Fee for Fiscal Quarter under review (e ÷ 360 x f)	$_____________

IV.

AVAILABILITY LIMIT

Availability Limit: For the Fiscal Quarter under review, set forth:
a. EBITDA (enter IIA(m) above)	$ ____________
b. Multiplied by the Maximum Permitted Leverage Ratio as of such Fiscal Quarter end	x ____________
Total	$ ____________
c. Less Total Funded Debt (exclusive of the Aggregate Outstandings) See: A(f) less A(a).	- $ ____________
d. Availability Limit	$ ____________

V.

PERFORMANCE OF OBLIGATIONS

A review of the activities of the Borrower Consolidation and Guarantor during the fiscal period covered by the attached financial statements has been made under my supervision with a view to determining whether during such fiscal period the Borrower Consolidation and Guarantor performed and observed all of their obligations under the Loan Documents. The undersigned is not aware of any facts or circumstances which would make any of the calculations set forth above or attached hereto materially incorrect. On the basis of the foregoing, the undersigned certifies that the calculations made and the information contained herein are derived from the books and records of the Borrower Consolidation and the Guarantor and that each and every matter contained herein correctly reflects those books and records. Except as described in an attached document or in an earlier Certificate, to the best of my knowledge, as of the date of this Certificate there is no Default or Event of Default has occurred or remains continuing.

VI.

NO MATERIAL ADVERSE CHANGE

To the best of my knowledge, except as described in an attached document or in an earlier Certificate, no Material Adverse Change has occurred since the date of the most recent Certificate delivered to the Banks.

DATED this ____ day of _____________, 200___.

BORROWERS:

WMCK VENTURE CORP., a Delaware corporation, CENTURY CASINOS CRIPPLE
CREEK, INC., a Colorado corporation and WMCK ACQUISITION CORP., a
Delaware corporation

By________________________

Title: Authorized Officer

Print
Name______________________

GUARANTOR: CENTURY CASINOS, INC., a Delaware corporation By_________________________ Name______________________ Title________________________